EXHIBIT 11.

STATEMENT CONCERNING COMPUTATION OF EARNINGS PER SHARE
QUESTAR CORPORATION
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
                                             Year Ended December 31,
                                            1996        1995        1994
                                           (In Thousands, Except Per Share
                                                            Amounts)
Net Income Data
Income from continuing operations           $98,145     $83,786     $49,417
Gain from sale of discontinued operations                            38,126
Preferred stock dividends                      (391)       (483)       (591)

Income available for common stock           $97,754     $83,303     $86,952

Earnings Per Share on Income Statement - Note 1
Average shares outstanding                   40,828      40,552      40,292
Earnings per share from continuing
    operations                                $2.39       $2.05       $1.21
Gain from sale of discontinued operations                              0.95
Net income per share                          $2.39       $2.05       $2.16

Primary Earnings Per Share
Average shares outstanding                   40,828      40,552      40,292
Additional shares assuming exercise of
dilutive stock options - based on treasury
stock method using average market price         267         181         225
Shares used in primary earnings per
share                                        41,095      40,733      40,517
Earnings per share from continuing
    operations                                $2.38       $2.05       $1.21
Gain from sale of discontinued operations                              0.94
Net income per share                          $2.38       $2.05       $2.15

Fully Diluted Earnings Per Share
Averge shares outstanding                     40,828      40,552      40,292
Additional shares assuming exercise of
dilutive stock options - based on treasury
stock method using year-end market price
if higher than average market price             254         181         225

Shares used in fully diluted earnings
    per share                                41,082      40,733      40,517

Earnings per share from continuing
    operations                                $2.38       $2.05       $1.21
Gain from sale of discontinued operations                               .94
Loss from discontinued operations             $2.38       $2.05       $2.15
Net income per share
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Note 1 - The earnings per share reported on the income statement do not reflect the dilutive effect of the stock options because the dilution is less than 3%.